AMERICAN ELECTRIC POWER
EXECUTIVE SEVERANCE PLAN

(As Adopted January 15, 2014)

The American Electric Power Executive Severance Plan (the “Plan”) is hereby established by American Electric Power Company, Inc.

ARTICLE I
PURPOSE AND TERM OF PLAN

Section 1.1                      Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain severance benefits as described in this Plan in the event the Eligible Employee’s employment with the American Electric Power System is terminated due to an Involuntary Termination or a Good Reason Resignation.

Section 1.2                      Characterization and Interpretation of the Plan.  The Plan is intended to comply with the requirements of Code section 409A and its related regulations and guidance. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Code section 409A or an applicable exemption. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs. To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” (as that term is defined under Code section 409A and its related regulations and guidance). For purposes of Code section 409A, any right to receive a particular payment or a series of installment payments under this Plan shall be treated as a right to receive separate (or a series of separate) payments. Any right to receive a reimbursement or in-kind benefit provided under the Plan shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that: (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 1.3                      Term and Effect of the Plan.

(a) The Plan generally shall be effective as of the Effective Date and, except to the extent otherwise specified in the Plan, shall supersede any prior plan, program, policy, or agreement under which the AEP System Companies provided severance benefits prior to the Effective Date of the Plan for the Eligible Employees. However, the Plan shall not be construed so as to supersede any prior or existing plan, program, policy or agreement (or any portion of such prior arrangement) pursuant to which an Eligible Employee accrued benefits other than severance benefits.

(b) Notwithstanding the foregoing, the Plan shall not: (i) apply to any Employee who is subject to an existing employment or severance agreement pursuant to which the Company or any of the other AEP System Companies has arranged to provide severance benefits to the Employee until the term of such agreement expires (or, if earlier, such date as the Employee executes an acknowledgement that this Plan supersedes such agreement); or (ii) supersede any plan, program, policy or agreement pursuant to which the Company or any of the other AEP System Companies has arranged to provide severance benefits to an Employee in connection with the occurrence of a change in control.

(c) The Plan shall continue until terminated pursuant to Article VIII of the Plan.

ARTICLE II
DEFINITIONS

Section 2.1                      “AEP” shall mean American Electric Power Company, Inc., the Company’s parent, and any successor to all or a major portion of the assets or business of American Electric Power Company, Inc.

Section 2.2                      “AEP System Companies” shall mean all subsidiaries, affiliates, divisions, organizations and related entities of American Electric Power Company, Inc., and any successor or assigns of any of the foregoing.

Section 2.3                      “Annual Salary” shall mean the Participant’s regular annual base salary immediately prior to the Participant’s Termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, but excluding sign-on bonuses, allowances and compensation paid or payable under any AEP System Company long-term or short-term incentive plans or any similar payments, and any salary lump sum amount paid in lieu of or in addition to a base wage or salary increase.

Section 2.4                      “Board” shall mean the Board of Directors of AEP, or any successor thereto.

Section 2.5        “Cause” shall mean any one or more of the following grounds for the Termination of the employment of an Employee: (i) failure or refusal to perform a substantial part of the Employee’s assigned duties and responsibilities following notice and a reasonable opportunity to cure (if such failure is capable of cure); (ii) commission of an act of willful misconduct, fraud, embezzlement or dishonesty either in connection with the Employee's duties to any AEP System Company or which otherwise is injurious to the best interest or reputation of any AEP System Company; (iii) repeated failure to follow specific lawful directions of the Board or any officer to whom the Employee reports; (iv) a violation of any of the material terms and conditions of any written agreement or agreements the Employee may from time to time have with an AEP System Company; (v) a material violation of any of the rules of conduct of behavior of any AEP System Company, such as may be provided in any employee handbook or as an AEP System Company may promulgate from time to time, following notice and a reasonable opportunity to cure (if such violation is capable of cure); (vi) conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor involving an act of moral turpitude, or (C) a misdemeanor committed in connection with the Employee’s employment with any AEP System Company which is injurious to the best interest or reputation of any AEP System Company; or (vii) violation of any applicable confidentiality, non-solicitation, or non-disparagement covenants or obligations relating to any AEP System Company (including, without limitation, the covenants set forth in Article VI).  The Committee, in its sole and absolute discretion, shall determine Cause.

Section 2.6                      “Change in Control Termination” shall mean an Eligible Employee’s termination of employment that occurs in connection with a change in control and that results in the Employee receiving severance payments or other benefits under the American Electric Power Service Corporation Change In Control Agreement or any other plan, program, agreement or arrangement on account of such change in control. For purposes of this Section, the term “change in control” shall have the meaning as defined in the American Electric Power Service Corporation Change In Control Agreement or such other plan, program, agreement or arrangement, as applicable.

Section 2.7                      “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.8                      “Committee” shall mean the Human Resources Committee of the Board or such other committee to which the Board has delegated the functions of its Human Resources Committee. The Committee may delegate all or a portion of its authority under the Plan to an individual or another committee.

Section 2.9                      “Company” shall mean American Electric Power Service Corporation and any successor to all or a major portion of the assets or business of American Electric Power Service Corporation.

Section 2.10                      “Disability” or “Disabled” means that the Eligible Employee has an illness or injury for which the Eligible Employee has been determined to be entitled to benefits under the terms of the LTD Plan. An Eligible Employee shall not be considered Disabled for purposes of this Plan effective at any time the Eligible Employee is not entitled to benefits under the LTD Plan, under such circumstances that include (but are not limited to) the termination of the LTD Plan or the Employee not being in a classification eligible to participate in the LTD Plan.

Section 2.11                      “Effective Date” shall mean January 1, 2014.

Section 2.12                      “Eligible Employee” shall mean an Employee of the Company, an AEP System Company or AEP who is designated by the Company, in its sole discretion, and approved by the Committee in its sole discretion (or by the Chief Executive Officer of the Company in his or her sole discretion to the extent so delegated by the Committee) as an employee entitled to benefits, if any, under the terms of this Plan.

Section 2.13                      “Employee” shall mean a person who receives salary, wages or commissions from the AEP System Companies that are subject to withholding for the purposes of federal income and employment taxes. The term Employee shall not include an independent contractor or any other person who the Committee or its designee determines is not subject to withholding for purposes of federal income and employment taxes, regardless of any contrary governmental or judicial determination relating to such employment or withholding tax status.

Section 2.14                      “Employer” shall mean the Company or any of the AEP System Companies with respect to which this Plan has been adopted.

Section 2.15                      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Section 2.16                      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.17                      “Good Reason Resignation” shall mean an Eligible Employee’s written resignation within 60 days of the occurrence of any reduction in the Eligible Employee’s then-current annual Base Salary without the Eligible Employee’s consent, unless such events are fully corrected by the Employer within ten days following receipt of written notice from the Eligible Employee; provided, however, that a uniform percentage reduction of 10% or less in the annual Base Salary of all Eligible Employees determined by the Committee to be similarly situated shall not constitute a basis for a Good Reason Resignation.

Section 2.18                      “Involuntary Termination” shall mean an Eligible Employee’s termination of employment initiated by the AEP System Companies for any reason other than Cause as provided under and subject to the conditions of Article III. Involuntary Termination does not include a termination of employment due to Mandatory Retirement, Disability or death.  An Eligible Employee’s employment also shall not be considered an Involuntary Termination if, within thirty (30) days after the Termination Date, the Eligible Employee receives an offer of employment with a purchaser employer, a Successor or an AEP System Company that is at the same or higher annual Base Salary and Target Bonus.

Section 2.19                      “LTD Plan” means the American Electric Power System Long Term Disability Plan, as amended from time to time, or any plan providing continuation of cash payments due to an Eligible Employee’s illness or injury that may reasonably be expected to prevent the Eligible Employee from performing the duties of the Eligible Employee’s occupation for a period longer than at least 6 months that is designated as a successor to that plan or as a replacement for that plan with respect to the Eligible Employee.

Section 2.20                      “LTIP” shall mean the American Electric Power System Long-Term Incentive Plan, as amended from time to time, including any successor or replacement plan under which restricted stock units and performance shares are awarded.

Section 2.21                      “Mandatory Retirement” means a Participant’s Termination, if all of the following conditions are satisfied: (i) the Participant is an officer of one or more AEP System Companies subject to mandatory retirement at age 65, and (ii) the Participant’s employment with the AEP System Companies Terminates on the date the Participant attains age 65 or such later date specified by resolution of the Board (or such person or committee to whom the Board delegates the authority to make such determinations) adopted prior to the date the Participant attains age 65.

Section 2.22                      “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for benefits under the Plan.

Section 2.23                      “Performance Units” shall have the meaning specified in any document issued by the Company as a Performance Unit Award Agreement pursuant to the LTIP and that remain outstanding.

Section 2.24                      “Plan” shall mean the American Electric Power Executive Severance Plan as set forth herein, and as the same may from time to time be amended.

Section 2.25                      “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the employee of the Company who heads up the Human Resources department. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.26                      “Release” shall mean the Severance, Release of All Claims and Noncompetition Agreement in substantially the form attached as Exhibit A, whereby the Participant agrees (a) to waive and release the Company, AEP, all AEP System Companies and all affiliated persons and entities, including their respective officers, directors, employees, agents, and representatives of and from any and all claims, demands and causes of action; and (b) not to, during the 12-month period (for Tier 2 Employees) or 24-month period (for Tier 1 Employees) following the Participant’s Termination Date (the “Restricted Period”), without the Company’s prior written consent, for any reason, directly or indirectly either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise become engaged or involved, in a manner that relates to or is similar in nature to the specific duties performed by the Participant at any time during his or her employment with any AEP System Company, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that directly competes with the Company or any of the AEP System Companies in

(i)	the business of the harnessing, production, transmission, distribution, marketing or sale of electricity; or the development or operation of transmission facilities or power generation facilities; or

(ii)	any other business in which the Company or any of the AEP System Companies is engaged at the termination of the Participant's employment with the AEP System Companies.

The provisions of this Section 2.26(b) shall be limited in scope and be effective only within one or more of the following geographical areas: (A) any state in the United States where the Company, including the AEP System Companies, has at least U.S. $25 million in capital deployed as of the Participant’s Termination Date; or (B) any state or country with respect to which was conducted a business of any of the AEP System Companies, which business, or oversight of which business, constituted any part of the Participant’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of the Release with respect to any one area shall not render the Release unenforceable as applied to any one or more of the other areas. Nothing in this Section 2.26(b) shall be construed to prohibit the Participant being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Participant from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 2.27                      “Restricted Stock Unit” or “RSU” shall have the meaning set forth in the terms of each Restricted Stock Unit Award Agreement issued to the Participant under the LTIP.

Section 2.28                      “Severance Benefits” shall mean the severance benefits that a Participant is eligible to receive pursuant to Article IV, subject to adjustment pursuant to Article X.

Section 2.29                      “Successor” shall mean any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company or AEP.

Section 2.30                      “Target Annual Incentive Payment” shall mean shall mean the award that the Participant would have received under the annual incentive compensation plan applicable to such Participant for the year in which the Participant’s Termination occurs, if one hundred percent (100%) of the annual target award has been earned.  Participants not participating in an annual incentive compensation plan that has predefined target levels will be treated as though they were participants in an annual incentive plan with such targets and will be assigned the same annual target percent as their participating peers in a comparable salary grade.

Section 2.31                      “Termination Date” shall mean the date on which the active employment of the Eligible Employee by the AEP System Companies is severed for any reason, provided that the Termination Date shall not include any date that would not be considered to be a separation from service, determined in a manner consistent with the written policies adopted by the Committee from time to time to the extent such policies are consistent with the requirements imposed under Code Section 409A(a)(2)(A)(i).

Section 2.32                      “Tier 1 Employee” shall mean the Chief Executive Officer of the Company and such other Eligible Employees who are approved for such classification by the Committee in its sole discretion.

Section 2.33                      “Tier 2 Employee” shall mean such Eligible Employees other than Tier 1 Employees who are approved for such classification by the Chief Executive Officer of the Company in his or her sole discretion.

Section 2.34                      “General Severance Plan” shall mean the American Electric Power Company, Inc. Severance Plan as amended from time to time.

ARTICLE III
PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.1                      Participation. Each Eligible Employee in the Plan who is a Tier 1 Employee or Tier 2 Employee who incurs an Involuntary Termination or a Good Reason Resignation (other than an Involuntary Termination or Good Reason Resignation that constitutes a Change in Control Termination) and who satisfies the conditions of Section 3.2 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the AEP System Companies on account of an Involuntary Termination or a Good Reason Resignation, unless otherwise provided in the Plan; provided that if the facts and circumstances surrounding the termination of employment of such an Eligible Employee satisfies the requirements to receive the benefits under both this Plan and the General Severance Plan, such Eligible Employee shall not be precluded from receiving benefits under the General Severance Plan, provided that the benefits provided to such a Participant under this Plan shall be adjusted in the manner described in Article X.

Section 3.2                      Conditions.

(a)           Eligibility for any Severance Benefits is expressly conditioned on the satisfaction of all of the following conditions:

(i)
an Eligible Employee’s written acknowledgment and agreement to comply with the provisions in Article VI during and after the Eligible Employee’s employment with the AEP System Companies within such period as may be requested by the Company;

(ii)
to the extent requested by the Company, execution of a written acknowledgement and agreement that this Plan supersedes an existing arrangement that provides severance benefits to the Eligible Employee and/or that the Eligible Employee is no longer entitled to receive severance benefits pursuant to a prior arrangement that has expired;

(iii)
execution and return to the Company of the Release (in the form provided by the Company) by the Participant within 60 days following the Participant’s Termination Date (or such shorter period of time specified in the Release); and

(iv)
execution by the Participant of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Committee may, in its sole discretion, determine to be appropriate); provided, that the Committee determines in its sole discretion that such deduction is not in violation of Code section 409A.

(b)           If the Committee determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Release, the Committee may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan. If the Committee notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date the written notice is sent. Any remedy under this paragraph (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that any AEP System Company may have.

(c)            An Eligible Employee who experiences a termination of employment that is not an Involuntary Termination or a Good Reason Resignation shall not be eligible to receive Severance Benefits under the Plan. Specifically, and without limiting the foregoing, an Eligible Employee shall not be eligible to receive Severance Benefits upon the Eligible Employee’s:

(i)	voluntary resignation or retirement (other than a voluntary resignation or retirement that constitutes a Good Reason Resignation);

(ii)	Change in Control Termination;

(iii)	resignation of employment (other than a Good Reason Resignation) before the job-end date specified by the Employer or while the Employer still desires the Eligible Employee’s services;

(iv)	termination for Cause;

(v)	termination due to death or Permanent Disability; or

(vi)
failure to return to work within six months of the onset of an approved leave of absence to the extent such failure to return to work itself constitutes a separation from service, determined in a manner consistent with the written policies adopted by the Committee from time to time to the extent such policies are consistent with the requirements imposed under Code Section 409A(a)(2)(A)(i).

Further, except under circumstances specified in this Plan, an Eligible Employee shall not be eligible to receive Severance Benefits upon his termination of employment if the Eligible Employee receives severance benefits pursuant to another plan, policy, program or arrangement providing benefits upon a termination of employment or other separation from service.

(d)           Except as otherwise set forth herein, the Committee has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.

ARTICLE IV
DETERMINATION OF SEVERANCE BENEFITS

Section 4.1                      Amount of Severance Benefits Upon Involuntary Termination or Good Reason Resignation. The Severance Benefits to be provided to a Participant who incurs an Involuntary Termination or a Good Reason Resignation and who satisfies the conditions of Section 3.2 shall be as follows:

(a)           Salary and Bonus Severance. Participants shall receive salary and bonus severance as follows:

(i)
Tier 1 Employees shall receive payment equal to 200% of the sum of (A) the Tier 1 Employee’s Base Salary, plus (B) the Tier 1 Employee’s Target Annual Incentive Payment (with both Base Salary and Target Annual Incentive Payment being determined without regard to any decrease in such Base Salary or Target Annual Incentive Payment that would constitute a basis for a Good Reason Resignation).

(ii)
Tier 2 Employees shall receive payment equal to 100% of the sum of (A) the Tier 2 Employee’s Base Salary, plus (B) the Tier 2 Employee’s Target Annual Incentive Payment (with both Base Salary and Target Annual Incentive Payment being determined without regard to any decrease in such Base Salary or Target Annual Incentive Payment that would constitute a basis for a Good Reason Resignation).

(b)           Restricted Stock Unit Awards. Participants shall be considered to have vested in a fractional portion of the Participant’s Restricted Stock Units (and related Dividend Equivalent RSUs) provided that the Participant’s Termination may not otherwise lead to their vesting under the terms of the applicable Restricted Stock Unit Award Agreement issued to the Participant under the LTIP.  The portion of Participant’s Granted RSUs (and related Dividend Equivalent RSUs) (as those terms are defined in the applicable Restricted Stock Unit Award Agreement) that vest under this provision is determined as follows:

(i)
The number of whole months from the Effective Date defined in the RSU Award Agreement through the Participant’s Termination Date divided by the number of whole months from that Effective Date until the final Vesting Date specified in the Vesting Schedule set forth at the beginning of such RSU Award Agreement;

(ii)	Reduced (but not below zero) by the cumulative Percentage of Granted Units for which the Vesting Date specified in the Vesting Schedule has passed as of the date the Participant’s Termination Date.

(c)           Performance Unit Awards. A Participant shall be eligible to receive a pro-rated share of any outstanding award of Performance Units granted to a Participant in accordance with the terms of the LTIP (a “Performance Unit Award”), provided that the Participant’s Termination is not due to Termination of Employment Due to the Participant’s Retirement or Triggering Event (as defined in such Performance Unit Award). This pro-rated share of any Performance Unit Award shall be calculated by multiplying: (i) the Performance Unit Award the Participant would have earned for the full performance period based on the performance of the AEP System Companies as determined at the end of the applicable performance period by (ii) a fraction, the numerator of which is the number of full months of the Participant’s participation from the Grant Date specified in the Performance Unit Award until the Termination Date and the denominator of which is the total number of months in the applicable performance period for the Performance Unit Award.

(d)           The provisions of this Plan may provide for payments to the Participant under certain compensation or bonus plans of the AEP System Companies under circumstances where such plans would not otherwise provide for payment thereof. It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law and that such plans not provide benefits that the Company determines to be duplicative of those provided by this Plan, and such plans shall be deemed to have been amended to correspond with this Plan without further action by the Company, the Committee or the Board.

Section 4.2                      Other Terminations. If the Eligible Employee’s employment terminates on account of a reason other than an Involuntary Termination or a Good Reason Resignation or the Eligible Employee does not otherwise satisfy the conditions of Section 3.2, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.

Section 4.3                      Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that an Eligible Employee engaged in conduct that constituted Cause at any time prior to the Eligible Employee’s Termination Date, any Severance Benefits payable to the Eligible Employee under Section 4.1 shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination. If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right under this Plan solely with respect to the amount of the offset already taken.

Section 4.4                      Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the AEP System Companies by the Participant or the value of the property of the AEP System Companies that the Participant has retained in his or her possession; provided, however, that no such deduction shall be made if the Company determines that such would be inconsistent with the requirements of Code section 409A.

ARTICLE V
METHOD AND DURATION OF PAYMENT OF SEVERANCE BENEFITS

Section 5.1                      Method of Payment.

(a)           Payment of Cash Severance Benefits. The Severance Benefits described in Sections 4.1(a) to which a Participant is entitled shall be paid to the Participant according to the following payment schedule:

(i)
As of the first regular payroll date of the Company that coincides with or immediately follows the date that is six months after the Participant’s Termination Date, a payment equal to 50% (for Tier 2 Employees) or 25% (for Tier 1 Employees) of  the amount of the Severance Benefits described in Section 4.1(a); and

(ii)	The balance of such benefits shall be paid in 13(for Tier 2 Employees) or 39 (for Tier 1 Employees) equal bi-weekly installments as of such number of subsequent regular payroll dates of the Company.

Payment under this Section 5.1(a) shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator.

(b)           Payment of Restricted Stock Unit Award Severance Benefits. The Restricted Stock Unit Award benefit described in Section 4.1(b) shall be satisfied by converting into a single share of AEP Common Stock each RSU (including each Granted RSU and each vested Dividend Equivalent RSU) that thereupon becomes vested.  The shares of AEP Common Stock resulting from the conversion of the vested RSUs shall be delivered to the Participant or to an account set up for the Participant’s benefit with a broker/dealer designated by the Company (the “Broker/Dealer Account”) as of the earlier of (i) six months after the Participant’s Termination Date or (ii) the 15th day of the third month after the calendar year in which falls the Participant’s Termination Date (or the immediately preceding business day of such broker-dealer, if that day is not such a business day). AEP Common Stock and all Participants remain subject to all applicable legal and regulatory restrictions such as insider trading restrictions and black-out periods.

(c)           Payment of Performance Unit Award Severance Benefits. Except to the extent required to be deferred, (such as pursuant to the terms of the American Electric Power System Stock Ownership Requirement Plan, the American Electric Power System Incentive Compensation Deferral Plan or any similar or successor plan), the Performance Unit Award benefit described in Section 4.1(c) shall be paid following the completion of the applicable performance period for the Performance Award, but in no event later than two and one-half months thereafter.

(d)           Taxes. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. The Company, in its discretion, may reduce the number of shares of AEP Common Stock delivered to the Participant under Section 5.1(b) to satisfy such tax withholding obligation.  The amount of such reduction shall be based upon the Fair Market Value (as defined in the LTIP) of AEP Common Stock at that time; provided, however, that any reduction to a Participant’s vested RSUs for applicable tax withholding shall not exceed such limits as may be applicable to comply with the requirements of Code Section 409A.

(e)           Participant’s Death; No Interest.  In the event of the Participant’s death prior to payment being made, the amount of such payment shall be paid in accordance with the terms of an applicable award, or to the extent not specified by such award, to the Participant’s estate. In no event will interest be credited on the unpaid balance for which a Participant may become eligible.

Section 5.2                      Termination of Eligibility for Benefits. Eligible Employees shall cease to be eligible to participate in the Plan, and the payment of all Severance Benefits shall cease upon the occurrence of the earlier of: (i) subject to Article VIII, termination or modification of the Plan; or (ii) completion of payment to the Participant of the Severance Benefits for which the Participant is eligible under Article IV. Further, notwithstanding anything in the Plan to the contrary, the Committee shall have the right to cease the payment of all Severance Benefits and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan (including, without limitation, a determination that the Participant engaged in conduct that constitutes Cause), the Release the Participant executed to obtain the Severance Benefits under the Plan, or the covenants set forth in Article VI.

ARTICLE VI
COVENANTS

Section 6.1                      General. Upon the Eligible Employee’s execution of the written acknowledgment and agreement referred to in Section 3.2, the Eligible Employee shall be subject to the covenants described in this Article VI during the Eligible Employee’s period of employment with the AEP System Companies and at any time thereafter (except to the extent the duration of a covenant extending after an Eligible Employee’s termination of employment is specifically limited as described below).

Section 6.2                      Confidential Information. The Eligible Employee acknowledges that all Confidential Information (as defined below) shall at all times remain the property of the AEP System Companies. For purposes of this Plan, “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Eligible Employee or known by the Eligible Employee as a consequence of or through the Eligible Employee’s employment, which is not generally known to the public or in the industry in which the AEP System Companies are or may become engaged, about the AEP System Companies’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AEP System Companies from outside sources is Confidential Information unless and until it is designated otherwise.

The Eligible Employee will safeguard, to the extent possible in the performance of his work for the AEP System Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Eligible Employee’s duties to the AEP System Companies or as may be compelled by law or appropriate legal process, the Eligible Employee will not, during his employment by the AEP System Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any

Confidential Information, without having first obtained written permission from the AEP System Companies to do so.

Section 6.3                      Non-Solicitation. The Eligible Employee agrees that, during his employment with the AEP System Companies and for a period of two years following the termination of his employment, whether the termination is initiated by the Company or the Eligible Employee, the Eligible Employee shall not, directly or indirectly,

(i)	solicit or induce, or attempt to solicit or induce, any employee of the AEP System Companies to leave the AEP System Companies for any reason whatsoever,

(ii)	solicit the services of any employee of the AEP System Companies, nor

(iii)
induce or attempt to induce any customer, client, supplier, agent or independent contractor of the Company or any of the AEP System Companies to reduce, terminate, restrict or otherwise alter its business relationship with the Company or any other AEP System Company, unless the Company provides the Eligible Employee with its prior, express written consent. Notwithstanding the foregoing, the Participant shall not be subject to the requirements of this Section 6.5 if the Company or any of the AEP System Companies materially breach their obligations under the Plan.

Section 6.4                      Return of Confidential Information. Upon termination of the Eligible Employee’s employment, for whatever reason, whether the termination is initiated by the Company or the Eligible Employee, or upon request by the AEP System Companies, the Eligible Employee will deliver to the AEP System Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in the Eligible Employee’s possession or under the Eligible Employee’s control, whether prepared by the Eligible Employee or by others.

Section 6.5                      Cooperation. If the Eligible Employee’s employment with the AEP System Companies is terminated, following the Termination Date, the Eligible Employee agrees to reasonably cooperate with the AEP System Companies and their counsel in connection with any matter that arises from or relates to the Eligible Employee’s relationship with the AEP System Companies by providing information, reviewing documents, answering questions, or appearing as a witness in connection with any administrative proceeding, investigation, or litigation; provided, that such cooperation will not interfere with the Eligible Employee’s commitment and responsibilities with any subsequent employer. The AEP System Companies will pay the Eligible Employee’s reasonable expenses, including travel, incurred in connection with such cooperation.

Section 6.6                      Non-Disparagement. Each of the Eligible Employees agrees not to make any statements that disparage the AEP System Companies, their respective affiliates, employees, officers, directors, products, or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.6.

Section 6.7                      Equitable Relief.

(a)           By participating in the Plan, the Eligible Employee acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the AEP System Companies, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the AEP System Companies. By agreeing to participate in the Plan, the Eligible Employee represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.

(b)           The Eligible Employee agrees that the AEP System Companies shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits, and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the AEP System Companies may be entitled. It is the intention of the parties that the provisions of this Article VI shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Article VI are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Article VI or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Article VI shall be deemed unenforceable, in whole or in part, this Article VI shall be deemed to be amended to delete or modify the offending part so as to alter this Article VI to render it valid and enforceable.

(c)           The Eligible Employee irrevocably and unconditionally: (i) agrees that any suit, action, or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the AEP System Companies for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Southern District of Ohio, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Ohio; (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; (iii) waives any right to a jury trial; and (iv) waives any objection which the Eligible Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Eligible Employees also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9.2.

Section 6.8                      Survival of Provisions. The obligations contained in this Article VI shall survive the termination of an Eligible Employee’s employment with the AEP System Companies and shall be fully enforceable thereafter.

ARTICLE VII
PLAN ADMINISTRATION; DUTIES OF THE COMPANY, THE COMMITTEE AND
THE PLAN ADMINISTRATOR; AND CLAIMS

Section 7.1                      Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority, and discretion to construe, interpret, and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Plan Administrator shall be final, binding, and conclusive upon the parties, subject only to determinations by the Plan Administrator, with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. The Plan Administrator shall be a “named fiduciary” within the meaning of ERISA.

Section 7.2                      Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV (subject to adjustment as set forth in Article X), from the Company’s general assets, in accordance with the terms of the Plan, as directed by the Committee.

Section 7.3                      Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, each Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee, and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries, and any other person having or claiming an interest under the Plan on his or her behalf; provided, however, that the Eligible Employee shall have the right to challenge any such decisions and determinations in accordance with the claims and appeals procedures set forth in Section 7.4 and applicable law.

Section 7.4                      Claims Administration.

(a)           Each Participant under this Plan may contest only the calculation and administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No claim or appeal is permissible as to a Participant’s eligibility for or amount of Severance Benefits or as to whether a Participant’s termination constitutes an Involuntary Termination or a Good

Reason Resignation, which are decisions made solely within the discretion of the Company, and the Committee acting on behalf of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article VII are exhausted and a final determination is made by the Plan Administrator. If the terminated Participant or interested person challenges a decision by the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article VII. Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration. Issues not raised with the Plan Administrator will be deemed waived.

(b)           Before the date on which payment of Severance Benefits commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (the “Claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within 90 days after the receipt of the claim for benefits. This period may be extended an additional 90 days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial 90-day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial; (ii) make specific reference to the Plan provisions on which the determination was based; (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed); and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(c)           A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within 60 calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred. The Plan Administrator shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.

(d)           The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be communicated to the Claimant within 60 days of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, the Plan Administrator shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial 60-day period, and the Plan Administrator shall have an additional 60-day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the Claimant, the notice shall: (i) provide the reason or reasons for denial; (ii) make specific reference to the Plan provisions on which the determination was based; (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and (iv) state that the Claimant has the right to bring an action under section 502(a) of ERISA.

ARTICLE VIII
AMENDMENT, TERMINATION AND DURATION

Section 8.1                      Amendment, Suspension and Termination.

(a)           Except as otherwise provided in paragraph (b) hereof, the Committee or its delegee shall have the right, at any time and from time to time, to amend, suspend, or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Eligible Employee, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has returned to the Company an executed Release as required under Section 3.2 (except as otherwise contemplated by the terms of the Plan).

(b)           Any amendment, modification or termination of the Plan undertaken pursuant to paragraph (a) hereof that (i) reduces or eliminates Plan benefits, (ii) terminates the participation of one or more Eligible Employees, or (iii) modifies the notice provisions of this Section 8.1(b), shall be effective 12 months (or such longer period as determined by the Committee or its delegee) after the date that each affected Eligible Employee is provided written notice of such amendment, modification or termination.

Section 8.2                      Duration. Unless terminated sooner by the Committee or its delegee, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.1; provided, however, that after the termination of the Plan, if any Participant terminated employment on account of an Involuntary Termination or a Good Reason Resignation prior to the termination of the Plan and is still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participant.

ARTICLE IX
MISCELLANEOUS

Section 9.1                      Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan.

Section 9.2                      Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 9.3                      Successors. Any Successor to the Company or AEP shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 9.4                      Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant.

Section 9.5                      No Mitigation. Except as otherwise set forth in the Plan, Participants shall not be required to mitigate the amount of any Severance Benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the AEP System Companies, in which case Severance Benefits shall cease.

Section 9.6                      No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the AEP System Companies, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 9.7                      Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 9.8                      Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 9.9                      Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 9.10                      Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 9.11                      Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the AEP System Companies that may be applied by the AEP System Companies to the payment of Severance Benefits.

Section 9.12                      Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 9.13                      Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Plan is in operation.

Section 9.14                      Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Ohio without regard to the application of choice of law rules to the extent not superseded by Federal law.

ARTICLE X
COORDINATION WITH GENERAL SEVERANCE PLAN

Section 10.1                      Coordination Generally.  If a Participant becomes entitled to receive the benefits under both this Plan and the General Severance Plan (a “Dual Participant”), the benefits provided under this Plan shall be adjusted in the manner described in this Article X.

Section 10.2                      Salary and Bonus Severance.  The amount of cash to be paid to the Dual Participant as Severance Benefits described in Section 4.1(a) shall be reduced (but not below $0) by an amount equal to the lump sum severance allowance calculated under the General Severance Plan (currently set forth in Sections 3.1 or 3.2, as appropriate, of the General Severance Plan), and that reduced amount shall be paid in the time and manner described in Section 5.1(a) of this Plan, notwithstanding any different payment schedule that may be specified in the General Severance Plan.

Section 10.3                      Continuation of Medical and Dental Coverage.  The provisions of this Plan shall not preclude a Dual Participant from receiving an option to continue medical coverage under the terms and conditions as may then be made available to such Dual Participant (or his or her surviving covered dependents) under the terms of the General Severance Plan (currently set forth in Section 3.3 of the General Severance Plan).

Section 10.4                      Administration of Claims Involving Article X.  All determinations of regarding entitlement to benefits described in the General Severance Plan shall be made in accordance with the terms set forth in the General Severance Plan.  The Committee and the Plan Administrator under this Plan may, in their sole discretion, consult with any one or more individuals who are involved in the administration of the General Severance Plan in connection with making any determinations regarding the Severance Benefits to be provided under this Plan.